Exhibit 99

PRESS RELEASE

For Immediate Release

MGM RESORTS INTERNATIONAL ANNOUNCES PROPOSED PRIVATE OFFERING

Las Vegas, Nevada, January 11, 2012 — MGM Resorts International (NYSE: MGM) today announced that it proposes to offer $500 million in aggregate principal amount of senior notes due 2019 in a private placement.  The Company plans to use the net proceeds to repay a portion of its indebtedness, which may include indebtedness under its senior credit facility or outstanding debt securities.

The notes will be general unsecured senior obligations of the Company, guaranteed by substantially all of the Company’s wholly-owned domestic subsidiaries which guarantee the Company’s other senior indebtedness, and equal in right of payment with, or senior to, all existing or future unsecured indebtedness of the Company and each guarantor.

The notes proposed to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The Company gives no assurance that the proposed offering can be completed on any terms.

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Statements in this release which are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.  We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts.  Examples of these statements include, but are not limited to, statements regarding the Company’s expectations regarding the offer of the notes.  These forward-looking statements involve a number of risks and uncertainties.  Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of gaming, hospitality and entertainment companies and for the Company’s indebtedness in particular.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Contacts:

Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President and	Senior Vice President of Public Affairs
Chief Financial Officer	(702) 650-6947 or afeldman@mgmresorts.com
(702) 693-8895

SOURCE:  MGM RESORTS INTERNATIONAL